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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 of our report (which includes an explanatory paragraph relating to Kroger's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) dated January 28, 1999 relating to the financial statements, which appears in The Kroger Co.'s Annual Report on Form 10-K for the fiscal year ended January 2, 1999. We also hereby consent to the incorporation by reference of our report dated April 30, 1999 relating to the financial statements, which appears in the Current Report on Form 8-K dated May 10, 1999. We also hereby consent to the incorporation by reference of our report (which includes an explanatory paragraph relating to Kroger's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997 and an explanatory paragraph that discloses that the supplemental financial statements give retroactive effect to the merger of The Kroger Co. and Fred Meyer, Inc. on May 27, 1999, which has been accounted for as a pooling of interests) dated May 28, 1999 relating to the supplemental consolidated financial statements which appears in the Current Report on Form 8-K dated May 28, 1999. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.






(PricewaterhouseCoopers LLP)
PricewaterhouseCoopers LLP
Cincinnati, Ohio
July 28, 1999